UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 15, 2006
 (Date of earliest event reported)

Atlas Air Worldwide Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Westchester Avenue, Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 701-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry Into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits
Signatures
Exhibit Index

Item 1.01 Entry Into a Material Definitive Agreement

The description of the material terms of the Amended and Restated Employment Agreement (the “Agreement”) between Atlas Air, Inc. (“Atlas”), a Delaware corporation and a wholly-owned subsidiary of Atlas Air Worldwide Holdings, Inc. (“Holdings”) and John W. Dietrich and which description is included in Item 5.02 hereof, is incorporated by reference in this Item 1.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 19, 2006, Holdings announced that as of September 15, 2006, Mr. Dietrich was appointed to the position of Executive Vice President and Chief Operating Officer of Holdings, Atlas, Polar Air Cargo, Inc. (“Polar”) and Airline Acquisition Corp. I (“AAC”).

While Mr. Dietrich has resigned from his position as Senior Vice President, he will retain his position as Secretary of Holdings, Atlas, Polar and AAC.

Mr. Dietrich, 42, became a Senior Vice President in February 2004 and Secretary in September 2005. In March 2003, he was named Vice President and General Counsel and later that year assumed overall responsibility for our Human Resources and Corporate Communications functions. In 1999, Mr. Dietrich joined Atlas as Associate General Counsel. Prior to joining Atlas, from 1992 to 1999, Mr. Dietrich was a litigation attorney at United Airlines, providing legal counsel to all levels of management, particularly on employment and commercial litigation issues. Mr. Dietrich attended Southern Illinois University and received his Juris Doctorate cum laude from John Marshall Law School. He is a member of the New York, Illinois and Colorado Bars.

Pursuant to the Agreement, Mr. Dietrich will receive a base annual salary of $425,000, pro rated for the remainder of 2006 and subject to annual review. Mr. Dietrich will remain eligible to participate in Holdings’ Annual Incentive Plan for Senior Executives. Pursuant to the Agreement, Mr. Dietrich will continue to be entitled to receive an annual incentive bonus at a target of 50% of his annual base salary, based on Holdings’ financial and Mr. Dietrich’s individual performance for each fiscal year during his employment. Mr. Dietrich’s 2006 fiscal year bonus will be prorated based on the amount of annual base salary actually earned. In addition, Mr. Dietrich is entitled to receive an additional equity grant from Holdings, in an amount and on terms, if any, to be determined by the Compensation Committee at a later date.

Pursuant to the Agreement, if Mr. Dietrich’s employment is terminated without Cause or by Mr. Dietrich for Good Reason, he is now entitled to 18 months base salary, payable in a single lump sum payment as soon as practicable without causing any penalties under Internal Revenue Code Section 409, and continued coverage rights and benefits under the employee benefit programs of Atlas for a period of 12 months from the date of termination.

If Mr. Dietrich’s termination without Cause or for Good Reason occurs in connection with a Change in Control, the 18 months of base salary is increased to 24 months. In the event of Mr. Dietrich’s death or permanent disability, he or his family remains entitled to 18 months of base salary. If Mr. Dietrich is terminated for Cause, he remains entitled to receive only his base salary accrued through his last day of employment. For these purposes, Cause, Good Reason and Change in Control are all as defined in the Agreement.

No arrangement or understanding exists between Mr. Dietrich and any other person pursuant to which Mr. Dietrich was selected as an officer of Holdings.

There is no family relationship between any director, executive officer, or person nominated or chosen by Holdings to become a director or executive officer of Holdings and Mr. Dietrich. Mr. Dietrich is not a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. In addition, except for execution of the Agreement and Mr. Dietrich's prior employment agreement, since the beginning of Holdings’ last fiscal year, there has been no transaction (or series of transactions), and there is no currently proposed transaction (or series of transactions), to which Holdings was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Dietrich or any member of his immediate family had or will have a direct or indirect material interest.

On September 19, 2006, Holdings issued a press release relating to the above matters. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release of Atlas Air Worldwide Holdings, Inc. dated September 19,
2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

Dated: September 19, 2006	By:	/s/ Michael W. Borkowski

Name: Michael W. Borkowski
Title: Assistant Secretary and
Senior Attorney

EXHIBIT INDEX

99.1	Press Release of Atlas Air Worldwide Holdings, Inc. dated September 19, 2006